As filed with the Securities and Exchange Commission on March 17, 1995
                                               Registration No. 33-57903



                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                            _________________

                             Amendment No. 1
                                   to
                                FORM S-3
                         REGISTRATION STATEMENT
                                  Under
                       THE SECURITIES ACT OF 1933
                            _________________

                               ENRON CORP.
         (Exact name of registrant as specified in its charter)

          Delaware                                    47-0255140
  (State or other jurisdiction                     (I.R.S. Employer
of incorporation or organization)               Identification No.)
                            _________________

                 1400 Smith Street, Houston, Texas 77002
                      Telephone No. (713) 853-6161
           (Address, including zip code, and telephone number,
             including area code, of registrant's principal
                           executive offices)
                            _________________

                           Rex R. Rogers, Esq.
                               Enron Corp.
                        Assistant General Counsel
                            1400 Smith Street
                          Houston, Texas 77002
                             (713) 853-3069
        (Name, address, including zip code, and telephone number,
               including area code, of agent for service)
                            _________________

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
                            _________________


                     CALCULATION OF REGISTRATION FEE

                                              Proposed       Proposed
                              Amount           maximum        maximum           Amount of
  Title of each class of       to be        offering price   aggregate        registration
 securities to be registered  registered(1)  per share(2)  offering price(2)      fee
 Common Stock,
  $0.10 par value.............199,835        $32.625       $6,519,617         $2,249(3)
                              shares
                              417,617        $33.375       $13,937,967        $4,807(4)
                              shares

(1) Plus such indeterminable number of additional shares of Common Stock as may be issued from time to time as a result of adjustments for certain stock dividends and stock splits.
(2) Estimated solely for the purposes of calculating the registration fee (based on the average of the high and low prices of the Common Stock as reported in the New York Stock Exchange composite transaction reporting system on February 23, 1995 and March 15, 1995).
(3)   Previously paid.
(4)   Paid herewith.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

    PROSPECTUS

               SUBJECT TO COMPLETION, DATED MARCH 17, 1995

                               ENRON CORP.

                             617,452 Shares

                              Common Stock

                             $.10 par value
                              _____________



     This Prospectus relates to up to 617,452 shares (the
"Shares") of Common Stock, $.10 par value (the "Common
Stock"), of Enron Corp. ("Enron") which may be offered from time to time by certain stockholders named herein (the
"Selling Stockholders").

     Enron has been advised that the Shares being offered hereby may be sold from time to time by or on behalf of the Selling Stockholders through underwriters, brokers or dealers, or directly to investors pursuant to this Prospectus or in transactions that are exempt from the requirements of registration under the Securities Act of 1933, as amended (the "Securities Act"), at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of such sale, at prices related to such market prices or at negotiated prices, and in connection therewith distributors' or sellers' commissions may be paid or allowed, which will not exceed those customary in the types of transactions involved. Brokers or dealers may act as agent for the Selling Stockholders, or may purchase shares from the Selling Stockholders as principal and thereafter resell such shares from time to time in or through transactions or distributions (which may involve crosses and block transactions) on the New York Stock Exchange or other United States or foreign stock exchanges where unlisted trading privileges are available, in the over-the-counter market, in private transactions or in some combination of the foregoing.

     Enron will not receive any of the proceeds of any such sale. The Selling Stockholders and any broker or dealer who participates in any such sale may be deemed "underwriters" and any commissions paid in connection with the distribution may be deemed to be an underwriting discount or commission. See "Plan of Distribution."

     Enron's Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges. On March 15, 1995, the last reported sales price of the Common Stock on the New York
Stock Exchange was $33.00 per share.

                              _____________

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND
               EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR
                    ADEQUACY OF THIS PROSPECTUS.  ANY
                     REPRESENTATION TO THE CONTRARY
                         IS A CRIMINAL OFFENSE.
                              _____________


             The date of this Prospectus is _________, 1995.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in, or incorporated by reference in, this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Enron or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Enron since such date.

                          AVAILABLE INFORMATION

Enron is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the
Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Enron's Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges. Reports, proxy statements and other information concerning Enron can be inspected and copied at the respective offices of these exchanges at 20 Broad Street, New York, New York 10005; 120 South LaSalle Street, Chicago, Illinois 60603; and 301 Pine Street, San Francisco, California 94014.

      This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Enron with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Enron and the Shares offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission by Enron (File No. 1-3423) pursuant to Section 13(a) of the
Exchange Act are incorporated herein by reference as of their respective dates:

      (a)   Annual Report on Form 10-K for the year ended
            December 31, 1993; and

      (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September
            30, 1994.

      Each document filed by Enron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares pursuant hereto shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Enron will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Secretary Division, Enron Corp., at its principal executive offices, 1400 Smith Street, Houston, Texas 77002 (telephone: 713-853-
6161).

                            BUSINESS OF ENRON

      Enron, a Delaware corporation organized in 1930, is an integrated natural gas company headquartered in Houston, Texas. Essentially all of Enron's operations are conducted through its subsidiaries and affiliates which are principally engaged in the gathering, transportation and wholesale marketing of natural gas to markets throughout the United States and internationally through approximately 44,000 miles of natural gas pipelines; the exploration for and production of natural gas and crude oil in the United States and internationally; the production, purchase, transportation and worldwide marketing of natural gas liquids and refined petroleum products; the independent (i.e., non-utility) development, promotion, construction and operation of power plants in the United States and internationally; and the purchasing and marketing of long-term energy related commitments.

      Transportation and Operation. Enron's operations include interstate transmission of natural gas, construction, management and operation of natural gas and natural gas liquids pipelines, liquids plants, clean fuel plants and power facilities. Enron and its subsidiaries operate domestic interstate pipelines extending from Texas to the Canadian border and across the southern United States from Florida to California. Included in Enron's domestic interstate natural gas pipeline operations are Northern Natural Gas Company ("Northern"), Transwestern Pipeline Company ("Transwestern"), and Florida Gas Transmission Company ("Florida Gas") (indirectly 50% owned by Enron). Northern, Transwestern and Florida Gas are interstate pipelines and are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area: Northern, the upper Midwest; Florida Gas, the State of Florida; and Transwestern, principally the California market. In addition, Enron holds a 13% interest in Northern Border Partners, L.P. and operates the Northern Border Pipeline system, which transports gas from western Canada to delivery points in the midwestern United States. Also, Enron has a 15% interest in Enron Liquids Pipeline, L.P., which is engaged in pipeline transportation of natural gas liquids, refined petroleum products and carbon dioxide and is operated by a wholly owned subsidiary of Enron.

      Domestic Gas and Power Services.  Enron Capital &
Trade Resources Corp. and its affiliated companies ("ECT") purchase natural gas, gas liquids and power through a variety of contractual arrangements, including both short and long term contracts, the arrangement of production payment and other financing transactions, and other contractual arrangements, and market these energy products to local distribution companies, electric utilities, cogenerators, and both commercial and industrial end-users.
ECT also provides price risk management services in connection with natural gas, gas liquids and power transactions through both physical delivery and financial arrangements.

      ECT offers a broad range of non-price regulated natural gas merchant services by tailoring a variety of supply and marketing options to its customers' specific needs. ECT's strategy is to provide predictable pricing, reliable delivery and low cost capital to its customers.
ECT provides these services through a variety of instruments, including forward contracts, swap agreements, options and other contractual commitments.

      Certain Enron subsidiaries are engaged domestically in the extraction of natural gas liquids ("NGLs") (ethane, propane, normal butane, isobutane and natural gasoline). NGLs are typically extracted from natural gas in liquid form under low temperature and high pressure conditions. Ethane, propane, normal butane, isobutane and natural gasoline are used as feedstocks for petrochemical plants in the production of plastics, synthetic rubber and other products. Normal butane and natural gasoline are used by refineries in the blending of motor gasoline. Isobutane is used in the alkylation process to enhance the octane content of motor gasoline and is also used in the production of MTBE, which is used to produce cleaner burning motor gasoline. Propane is used as fuel for home heating and cooking, crop drying and industrial facilities and as an engine fuel for vehicles, and ethane is used as a feedstock for synthetic fuels production.

      International Gas and Power Services. Enron's international activities principally involve the independent (non-utility) development, acquisition and promotion of power plants, natural gas liquids facilities and pipelines outside of North America, and the international marketing of natural gas liquids. As is the case in the United States, Enron's emphasis is on businesses in which natural gas or its components play a significant role. Development projects are focused on power plants, gas processing and terminaling facilities, and gas pipelines, while marketing activities center on fuels used by or transported through such facilities. Enron's international activities include management of direct and indirect ownership interests in and operation of power plants in England, Germany, Guatemala and the Philippines; a pipeline system in southern Argentina; retail gas and propane sales in the Caribbean basin; processing of natural gas liquids at Teesside, England; and marketing of natural gas liquids worldwide. Enron also has power development projects with power purchase or services agreements in place which are under construction in India and China.

      Enron Global Power & Pipelines L.L.C., a Delaware limited liability company ("EPP"), has been recently formed by Enron to own and manage Enron's operating power plant and natural gas pipeline business conducted outside the United States, Canada and Western Europe, and to expand such business through acquisitions. EPP's initial assets consist of interests contributed by Enron in two power plants in the Philippines (with 226 megawatts of aggregate net generating capacity), a power plant in Guatemala (with 110 megawatts of net generating capacity) and a 6,548 kilometer (4,069 mile) natural gas pipeline system in Argentina. The public offering of common shares of EPP was completed in November 1994. Enron owns approximately 52% of the common shares of EPP. Enron formed EPP to attract public equity capital to emerging market infrastructure projects, to enable public investors to better evaluate and participate directly in the growth of Enron's operating power plant and natural gas pipeline activities in emerging markets and to generate additional capital for Enron to reinvest in future development efforts and for other corporate purposes.

      Exploration and Production. Enron's natural gas and crude oil exploration and production operations are conducted by its subsidiary, Enron Oil & Gas Company ("EOG"). Enron currently owns 80% of the outstanding common stock of EOG. EOG is engaged in the exploration for, and development and production of, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad and India and to a lesser extent, selected other international areas. At December 31, 1994, EOG had estimated net proved natural gas reserves of 1,910 billion cubic feet and estimated net proved crude oil, condensate and natural gas liquids reserves of 37 million barrels, and at such date, approximately 70% of EOG's reserves (on a natural gas equivalent basis) was located in the United States, 16% in Canada, 11% in Trinidad, and 3% in India.

                           RECENT DEVELOPMENTS

      On January 26, 1995, Enron announced revenues of $8.9 billion and $8 billion for the fiscal years ended December
31, 1994 and 1993, respectively. Net income was $453.4 million and $386.5 million, respectively, for the same periods. The 1993 net income figure is exclusive of a primarily non-cash charge to 1993 income of $54 million to adjust accumulated deferred tax liabilities due to the increase in the corporate federal income tax rate from 34% to 35%.

      For the three months ended December 31, 1994 and 1993, revenues were $2.6 billion and $2.3 billion, respectively.
Net income for such periods was $108.8 million in 1994 and $104.1 million in 1993.

                          SELLING STOCKHOLDERS

      The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock which may be regarded as beneficially owned by such Selling
Stockholder, and the number of shares being offered hereby by such Selling Stockholder as of the date hereof.

                                     Number of Shares         Number of Shares
Selling Stockholder                 Beneficially Owned            Offered
Patrick J. Quealy, Jr. Trust              44,028                   44,028
(dated April 8, 1985)
Patrick J. Quealy III, Trustee

Olga K. Quealy Trust                      44,029                   44,029
(dated April 8, 1985)
Patrick J. Quealy III, Trustee

Carl E. Pfaff Revocable Trust             31,159                   31,159
(dated July 16, 1985)
Carl E. Pfaff, Trustee

Carl A. Pfaff                              4,706                    4,706

Gladys Pfaff Wilson                       13,262                   13,262

Patrick Quealy III Revocable Trust         4,313                    4,313
(dated July 8, 1993)
Patrick J. Quealy III, Trustee

Mrs. Tom Dwyer                             5,490                    5,490

Elizabeth Ann McCune Dee                   8,490                    5,490

Elizabeth B. Quealy Revocable Trust        4,313                    4,313
(dated July 8, 1993)
Elizabeth B. Quealy, Trustee

Robert H. Baldwin, Jr.                    74,984                    4,292

John J. Esslinger                        366,197                  206,504

Mark A. Frevert                          232,449                   63,637

Gene E. Humphrey                         164,884                   63,637

Lawrence L. Izzo                          83,424                   11,793

Raymond R. Kaskel                         92,856                   11,793

Howard D. Martin                          39,349                    7,076

Lou I. Pai                               247,980                   79,547

Jude Rolfes                               49,778                    5,307

Peter J. Wilt                             27,465                    7,076

      The Shares being offered hereby are owned by the Selling Stockholders, who acquired them from Enron pursuant to transactions exempt from the registration requirements.

      The following Selling Stockholders hold the offices indicated with Enron or subsidiaries thereof: Robert H. Baldwin, Jr., Vice President, Enron Capital & Trade Resources Corp.; John J. Esslinger, Managing Director, Marketing, Enron Capital & Trade Resources Corp.; Mark A. Frevert, Managing Director, Natural Gas, Enron Capital & Trade Resources Corp.; Gene E. Humphrey, Managing Director, Finance, Enron Capital & Trade Resources Corp.; Lawrence L. Izzo, Senior Vice President, Project Management, Enron Power Corp.; Raymond R. Kaskel, Managing Director, Liquid Hydrocarbons, Enron Capital & Trade Resources Corp.; Howard
D. Martin, Senior Vice President, Enron Development Corp.; Lou I. Pai, Managing Director, Risk Management and Trading, Enron Capital & Trade Resources Corp.; Jude Rolfes, Executive Vice President, Project Development, Enron Power Enterprise Corp.; and Peter J. Wilt, Principal, Enron Development Corp.

                      DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

      At January 31, 1995, the authorized capital stock of Enron was 616,500,000 shares, consisting of:

      (a)   1,500,000 shares of Preferred Stock, par value
$100 per share (the "Preferred Stock"), of which no shares were outstanding;

      (b) 5,000,000 shares of Second Preferred Stock, par value $1 per share (the "Second Preferred Stock"), of which
(i) 1,403,236 shares of Cumulative Second Preferred
Convertible Stock (the "Convertible Preferred Stock") were outstanding, and (ii) 35.568509 shares of 9.142% Perpetual
Second Preferred Stock were issued and held by an Enron subsidiary;

      (c)   10,000,000 shares of Preference Stock, par value
$1 per share (the "Preference Stock"), of which no shares were outstanding; and

      (d)   600,000,000 shares of Common Stock, par value
$.10 per share, of which 251,372,019 shares were outstanding.

      In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of Enron is empowered, without approval of the stockholders, to cause the Preferred Stock, Second Preferred Stock and Preference Stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. Among the specific matters that may be determined by the Board of Directors are: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Enron; conversion rights, if any; and voting powers, if any, in addition to those described below. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate of Incorporation of Enron, as amended (the "Restated Certificate of Incorporation").

      No holders of any class of Enron's capital stock are entitled to preemptive rights.

Preferred Stock

      The holders of the Preferred Stock, Second Preferred Stock and Preference Stock have no voting rights except as specifically required by statute and except for certain voting rights specifically provided in Enron's Restated Certificate of Incorporation and the Certificates of Designations creating the various series of such classes of stock. In general, a vote of at least two-thirds of a class, voting as a class, is required to effect (a) any change in the Restated Certificate of Incorporation or bylaws which affects adversely the voting powers, rights or preferences of such class (if only certain series are affected, separate votes by the series affected are required); (b) the authorization or creation of, or the increase in the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking prior to such class; (c) the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets; or (d) the purchase or redemption of less than all of such class unless the full dividend on all such shares has been paid or declared and a sum sufficient for payment thereof set apart. In addition, the vote of a majority of a class, voting as a class, is required (i) to increase the authorized amount of such class, or the authorization or creation of or the increase in the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking on a parity with such class; or (ii) to approve mergers or consolidations, except under certain conditions. Further, the Restated Certificate of Incorporation of Enron provides that, in the event dividends payable on any such class shall be in default in an amount equivalent to six full quarterly dividends, then the holders of such class, voting separately as a class, shall be entitled to elect two directors of Enron until such time as such dividends shall have been paid or funds sufficient therefor deposited in trust.

      The annual rate of dividends payable on shares of the Convertible Preferred Stock is the greater of $10.50 per share or the dividend amount payable on the number of shares of Common Stock into which one share of Convertible Preferred Stock is convertible (currently 13.652 shares). Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Common Stock and rank equally with the dividend rights on all other series of Second Preferred Stock.

      The Convertible Preferred Stock is redeemable at the option of Enron at a redemption price of $100.00 per share. Each share of Convertible Preferred Stock is convertible into 13.652 shares of Common Stock at any time at the option of the holder.

      The amount payable on shares of the Convertible Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $100.00 per share, together with accrued dividends. The liquidation rights have the same preferences and relationship to other classes and series as described above with respect to dividend rights.

      The annual rate of dividends payable on shares of the 9.142% Perpetual Second Preferred Stock is $91,420 per share. Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Common Stock and rank equally with the dividend rights on all other series of Second Preferred Stock.

      The Perpetual Second Preferred Stock is not redeemable at the option of Enron. Pursuant to an agreement between Enron and its subsidiary, however, such subsidiary has the right, exercisable at any time, in whole or in part, for a 180-day period commencing January 31, 2004, to cause Enron to redeem 18 shares for $1,000,000 per share, together with accrued dividends.

      The amount payable on shares of the 9.142% Perpetual Second Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $1,000,000 per share, together with accrued dividends. The liquidation rights have the same preferences and relationships to other classes and series as described above with respect to dividend rights.

Common Stock

      So long as any shares of Preferred Stock, Second Preferred Stock or Preference Stock shall be outstanding, no dividends, whether in cash or property, shall be paid or declared, nor shall any distribution be made, on the Common Stock, nor shall any shares of any Common Stock be purchased, redeemed or otherwise acquired for value by Enron, nor shall Enron permit any distribution to be made on any Common Stock or shares of Common Stock purchased, redeemed or otherwise acquired by any subsidiary, unless all dividends on the Preferred Stock, Second Preferred Stock and Preference Stock of all series for all past quarterly dividend periods and for the then current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set apart, and unless Enron shall not be in arrears with respect to any sinking fund requirement for any such shares. The foregoing provisions shall not, however, apply to a dividend payable in Common Stock, or the acquisition of shares of Common Stock in exchange for or through application of the proceeds of the sale of, shares of Common Stock.

      Subject to the prior rights of the Preferred Stock, the Second Preferred Stock and the Preference Stock, the shares of Common Stock of Enron: (a) are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor; (b) are entitled to one vote per share; (c) have no preemptive or conversion rights;
(d) are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and (e) are entitled upon liquidation to receive the assets of Enron remaining after the payment of corporate debts and the satisfaction of the liquidation preferences of the Preferred Stock, Second Preferred Stock and Preference Stock.

Certain Other Provisions of Enron's Restated Certificate of
Incorporation

      The Restated Certificate of Incorporation of Enron limits the liability of directors of Enron (in their capacity as directors but not in their capacity as officers) to Enron or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of Enron will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Enron or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      Enron's Restated Certificate of Incorporation contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of 10 percent of Enron's voting stock) be approved by the holders of 80 percent of Enron's voting stock, unless (a) the transaction is approved by 80 percent of the "Continuing Directors" of Enron, who constitute a majority of the entire board, (b) the transaction occurs more than five years after the last acquisition of Enron voting stock by the related person or (c) certain "fair price" and procedural requirements are satisfied. Enron's Restated Certificate of Incorporation defines "Business Transaction" as (a) any merger or consolidation involving Enron or a subsidiary of Enron, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of Enron or of a subsidiary of Enron, (c) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to Enron or a subsidiary of Enron,
(d) the issuance, sale, exchange, transfer or other disposition by Enron or a subsidiary of Enron of any securities of Enron or any subsidiary of Enron, (e) any recapitalization or reclassification of Enron's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spinoff, splitoff, splitup or dissolution of Enron, and
(g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction. Continuing Director is defined to mean a director who either was a member of the Board of Directors of Enron prior to the time such Related Person became a Related Person or who subsequently became a director of Enron and whose election, or nomination for election by Enron's stockholders, was approved by a vote of at least 80 percent of the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by Enron on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a stockholder of Enron).

General

      The foregoing statements are summaries of certain provisions contained in the Restated Certificate of Incorporation of Enron, the form of which is filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. They do not purport to be complete statements of all the terms and provisions of the Restated Certificate of Incorporation and reference is hereby made to the Restated Certificate of Incorporation for full and complete statements of such terms and provisions, including the definitions of certain terms used herein. Whenever reference has been made to the Restated Certificate of Incorporation, such Restated Certificate of Incorporation shall be deemed to be incorporated in such statements as a part thereof and such statements are qualified in their entirety by such reference. The transfer agent and registrar of the Common Stock is First Chicago Trust Company of New York.

                          PLAN OF DISTRIBUTION

Enron has been advised that the Shares being offered hereby may be sold by or on behalf of each of the Selling Stockholders through one or more broker-dealers, through underwriters, or directly to investors pursuant to this Prospectus, at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of such sale, at prices related to such market prices or at negotiated prices, and in connection therewith distributors' or sellers' commissions may be paid or allowed, which will not exceed those customary in the types of transactions involved. Broker-dealers may act as agent for the Selling Stockholders, or may purchase shares from the Selling Stockholders as principal and thereafter resell such shares from time to time in or through one or more transactions (which may involve crosses and block transactions) or distributions on the New York Stock Exchange or other exchanges on which the Common Stock can be traded (the "Exchanges"), in "special offerings," "fixed price offerings" off the floor of the Exchanges, "exchange distributions" or "secondary distributions" pursuant to and in accordance with applicable rules of such Exchanges, in the over-the-counter market, in private transactions or in some combination of the foregoing.

      Any such broker-dealer or underwriter may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the Shares for whom they may act as agents. If any such broker-dealer purchases the Shares as principal, they may effect resales of the Shares from time to time to or through other broker-dealers, and such other broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders or purchasers of Shares for whom they may act as agents.

      To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as certain other information, will be set forth in a Prospectus Supplement. In such event, the discounts and commissions to be allowed or paid to the underwriters, if any, and the discounts and commissions to be allowed or paid to dealers or agents, if any, will be set forth in, or may be calculated from, the Prospectus Supplement.

      Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with, or perform services for Enron or the Selling Stockholders in the ordinary course of business.

                        VALIDITY OF COMMON STOCK

      The validity of the Shares offered hereby will be passed upon for Enron by James V. Derrick, Jr., Esq., Senior Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of Common Stock of Enron.

                                 EXPERTS

      The consolidated financial statements and schedules included in Enron's Annual Report on Form 10-K for the year ended December 31, 1993, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. The consolidated financial statements and schedules referred to above and such reports have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

      The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to Enron's Annual Report on Form 10-K for the year ended December 31, 1993, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering and in giving such reports.

                            TABLE OF CONTENTS

                                                                    Page

                               Prospectus

Available Information . . . . .                                        2
Incorporation of Certain
  Documents by Reference  . . .                                        2
Business of Enron . . . . . . .                                        3
Recent Developments . . . . . .                                        4
Selling Stockholders  . . . . .                                        5
Description of Capital Stock  .                                        6
Plan of Distribution  . . . . .                                        9
Validity of Common Stock  . . .                                        9
Experts . . . . . . . . . . . .                                        9






                             617,452 Shares



                                  ENRON
                                          CORP  (LOGO)


                              Common Stock
                       (par value $.10 per share)


                            ________________

                               PROSPECTUS
                            ________________

                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth those expenses to be incurred by Enron in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission registration fee, all amounts shown are estimates.

Filing Fee for Registration Statement . . . . . . .  $ 7,056
Legal Fees and Expenses . . . . . . . . . . . . . .    5,000
Accounting Fees and Expenses. . . . . . . . . . . .    4,000
Transfer Agent's Fees and Expenses. . . . . . . . .    5,000

Blue Sky Fees and Expenses. . . . . . . . . . . . .    4,000

Miscellaneous . . . . . . . . . . . . . . . . . . .    1,944
Total . . . . . . . . . . . . . . . . . . . . . . .  $27,000
______________

Item 15.  Indemnification of Officers and Directors.

      Section 145 of Chapter 1 of Title 8 of the Delaware
Code provides that every corporation created under the provisions thereof shall have the power to indemnify its directors, officers, employees and agents against certain liabilities.

      The Restated Certificate of Incorporation, as amended, of Enron contains the following provisions relating to indemnification of directors and officers:

            "1.   A director of the Corporation shall not be
      personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
      (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
      (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

            2. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of the proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

            (B)   If a claim under paragraph 2(A) of this
      Article XVI is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

            (C) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

            (D) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

      Enron has purchased liability insurance policies covering its directors and officers to provide protection where Enron cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement
Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

Item 16.  Exhibits.

        *4(a)  -        Restated Certificate of Incorporation
                        of Enron, as amended (Exhibit 4(d) to
                        Registration Statement No. 33-50641,
                        filed October 15, 1993).

       **4(b)  -        Certificate of Designations of the
                        9.142% Perpetual Second Preferred Stock
                        of Enron Corp.

        *4(c)  -        Bylaws of Enron (Exhibit 3.02 to Enron
                        Form 10-K Annual Report for 1990, File
                        No. 1-3423).

         5     -        Opinion of James V. Derrick, Jr., Esq.,
                        Senior Vice President and General
                        Counsel of Enron.

      **23(a)  -        Consent of Arthur Andersen LLP.

      **23(b)  -        Consent of DeGolyer and MacNaughton.

        23(c)  -        The consent of James V. Derrick, Jr.,
                        Esq., is contained in his opinion filed
                        as Exhibit 5 hereto.

      **24     -        Powers of Attorney.
_______________
       * Incorporated by reference as indicated.
      ** Previously filed.

Item 17.    Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)   To include any prospectus required in
      Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Enron pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Enron's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Enron certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston and State of Texas, on the 17th day of March, 1995.


                              ENRON CORP.
                              (Registrant)


                              By:   JACK I. TOMPKINS
                                  (Jack I. Tompkins)
                              Senior Vice President and Chief
                              Information, Administrative and
                              Accounting Officer



      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities with Enron indicated and on the 17th day of March, 1995.

            Signature                     Title



       KENNETH L. LAY               Chairman of the Board,
      (Kenneth L. Lay)              Chief Executive Officer and
                                    Director (Principal
                                    Executive Officer)


       JACK I. TOMPKINS             Senior Vice President and
      (Jack I. Tompkins)            Chief Information,
                                    Administrative and
                                    Accounting Officer
                                    (Principal Accounting
                                    Officer)


       KURT S. HUNEKE               Vice President, Finance and
      (Kurt S. Huneke)              Treasurer (Principal
                                    Financial Officer)



       ROBERT A. BELFER*            Director
      (Robert A. Belfer)



       NORMAN P. BLAKE, JR.*        Director
      (Norman P. Blake, Jr.)



       JOHN H. DUNCAN*              Director
      (John H. Duncan)



       JOE H. FOY*                  Director
      (Joe H. Foy)



       WENDY L. GRAMM*              Director
      (Wendy L. Gramm)



       ROBERT K. JAEDICKE*          Director
      (Robert K. Jaedicke)



       RICHARD D. KINDER*           Director and President and
      (Richard D. Kinder)           Chief Operating Officer



      CHARLES A. LeMAISTRE*         Director
     (Charles A. LeMaistre)



       JOHN A. URQUHART*            Director
      (John A. Urquhart)



       JOHN WAKEHAM*                Director
      (John Wakeham)



       CHARLS E. WALKER*            Director
      (Charls E. Walker)



  HERBERT S. WINOKUR, JR.*          Director
 (Herbert S. Winokur, Jr.)





*By:     PEGGY B. MENCHACA
        (Peggy B. Menchaca)

(Attorney-in-fact for persons indicated)

                            INDEX TO EXHIBITS


Exhibit Number                Description


        *4(a)  -        Restated Certificate of Incorporation
                        of Enron, as amended (Exhibit 4(d) to
                        Registration Statement No. 33-50641,
                        filed October 15, 1993).

       **4(b)  -        Certificate of Designations of the
                        9.142% Perpetual Second Preferred Stock
                        of Enron Corp.

        *4(c)  -        Bylaws of Enron (Exhibit 3.02 to Enron
                        Form 10-K Annual Report for 1990, File
                        No. 1-3423).

         5     -        Opinion of James V. Derrick, Jr., Esq.,
                        Senior Vice President and General
                        Counsel of Enron.

      **23(a)  -        Consent of Arthur Andersen LLP.

      **23(b)  -        Consent of DeGolyer and MacNaughton.

        23(c)  -        The consent of James V. Derrick, Jr.,
                        Esq., is contained in his opinion filed
                        as Exhibit 5 hereto.

      **24     -        Powers of Attorney.

________________
 * Incorporated by reference.
** Previously filed.